Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	The MWW Group
	John J. Sullivan	Richard Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
	(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT PROVIDES UPDATED GUIDANCE FOR

SECOND QUARTER AND FISCAL 2005

Albany, NY, July 7, 2005 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced that it expects to report a decline in comparable store sales in the low single digits for the second fiscal quarter.  The Company had previously disclosed that it expected positive comparable store sales for the period. For the second fiscal quarter, the Company expects a net loss of $0.15 - $0.20 per share compared to a net loss of $0.10 last year. The Company expects earnings of $0.80 - $0.85 per share for the year compared to the previously disclosed range of $0.85 - $0.90 per share.

“After positive comparable store sales in May, our sales softened in June and we expect the softness to continue through the end of the second quarter, reflecting delays in a number of key music releases and lower than expected sales of DVD new releases,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We were particularly disappointed with sales in the music and DVD categories for the Father’s Day holiday.  However, we continue to see positive trends in video game and accessory sales.”

“We expect our business to improve in the second half and are committed to delivering increased earnings for the year.  Our plans to implement our third generation listening and viewing stations, or LVS 3, are on track as well as plans to roll out Backstage Pass, our customer reward program.  We are positioned to realize our longer-term outlook, which remains positive, as we implement these new customer-focused programs,” Mr. Higgins concluded.

Trans World Entertainment will host a teleconference call for members of the financial community on Thursday, August 11, 2005 at 10:00 AM ET to discuss its second quarter earnings release, which will be issued on the same day before the market opens.  The call will be simultaneously webcast at the Company’s website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.